EXHIBIT (d)(3)

Dated 16 October 2003

AIR FRANCE

and

THE STATE OF THE NETHERLANDS

and

KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V.

and

STICHTING ADMINISTRATIEKANTOOR KLM

SHARE PURCHASE AGREEMENT CONTAINING CERTAIN PUT

RIGHTS IN FAVOUR OF THE STATE OF THE NETHERLANDS

relating to the cumulative preference shares A issued and outstanding in the share capital of

KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V.

SHARE PURCHASE AGREEMENT

This Agreement is entered into among:

(1)	Air France, a société anonyme incorporated under the laws of France with a share capital of Euro 1,868,137,539.50, having its registered office at 45 rue de Paris, 95747 Roissy CDG Cedex, France, registered under the number 552 043 002 RCS Bobigny, represented by Jean-Cyril Spinetta, its President, duly empowered by a board resolution dated 13 October 2003, hereinafter referred to as “AF”,

AND

(2)	The State of the Netherlands, duly represented by W. Moerman on behalf of the Minister of Transport, Public Works and Water Management (Minister van Verkeer en Waterstaat) and F.L. Bussink on behalf of the Minister of Finance (Minister van Financiën), hereinafter referred to as the “State” or the “Seller”,

AND

(3)	Koninklijke Luchtvaart Maatschappij N.V., a public company with limited liability incorporated under the laws of the Netherlands, registered under number 33014286, whose registered office is at Amstelveen, the Netherlands, represented by L.M. Van Wijk and R.A. Ruijter, duly empowered by resolutions of the Management Board and the Supervisory Board of 29 September 2003,

hereinafter referred to as “KLM” or the “Company”,

AND

(4)	Stichting Administratiekantoor KLM, a foundation organised under the laws of Netherlands, to be incorporated prior to Completion Date (as defined below),

hereinafter referred to as the “Foundation”

AF, the State, KLM and the Foundation individually referred to as a “Party” and together as the “Parties”.

WHEREAS

(A)	AF and KLM entered into discussions relating to the possible combination of their respective businesses and operations (the “Combination”), through inter alia, the completion by AF of an exchange offer (the “Exchange Offer”) for all of the issued and listed common shares in bearer form in the capital of KLM (the “KL Common Shares”) and listed common shares in registered form, represented by certificates registered in New York (New York Registry Shares) of KL (each a “KL NYRS”), in the share capital of KL (the KL Common Shares and the KL NYRSs being hereinafter refered to as the “KL Securities”), with a view to acquiring all the tendered KL Securities, subject to the terms and conditions of the Exchange Offer.

(B)	AF and KLM intend to enter into an agreement entitled framework agreement setting out the terms and conditions of the Combination and the Exchange Offer (the “Framework Agreement”).

(C)	The State holds 8,812,500 cumulative preference A shares with a nominal value of 2 euro each issued and outstanding in the share capital of KLM (together the “DS KL Shares” and individually a “DS KL Share”).

(D)	The French State holds 118,632,755 ordinary shares with a nominal value of 8.5 euro each issued and outstanding in the share capital of AF (together the “FS AF Shares” and individually a “FS AF Share”).

(E)	Considering the progress in the discussions between AF and KLM, the Parties agree to the put right of the State, and the State agrees to sell to the Purchaser the DS KL Shares in accordance with the terms and conditions of the present agreement (the “Agreement”).

IT IS HEREBY AGREED AS FOLLOWS

1	DEFINITIONS

“Amended KL Articles of Association” has the meaning ascribed to it in Clause 5 of this Agreement;

“Business Day” means a day excluding a Saturday or a Sunday on which banks in the Netherlands and in France are open for business;

“Condition” has the meaning ascribed to it in Clause 4.1 of this Agreement;

“Constant” means (a) the total number of DS KL Shares divided by (b) the total number of FS AF Shares. For the avoidance of doubt, it is acknowledged by the Parties that the Constant to be referred to in the above calculation is 0.0742839;

“Combined Group” has the meaning ascribed to it in the Framework Agreement;

“Commencement Date” has the meaning ascribed to it in Clause 4 of this Agreement;

“Completion Date” means the date on which settlement of the Exchange Offer shall take place;

“Confirmation” has the meaning ascribed to it in Clause 4.2;

“Deed of Transfer” means the deed of transfer to be executed by the State and AF, and, as the case may be, the Foundation, on the Transfer Date;

“DS KL Shares” or “DS KL Share” has the meaning ascribed to it in paragraph (C) of the preamble;

“Exchange Offer” has the meaning ascribed to it in paragraph (A) of the preamble;

“FS AF Shares” or “FS AF Share” has the meaning ascribed to it in paragraph (D) of the preamble;

“FS AF Shares Transfer” has the meaning ascribed to it in Clause 4.1 of this Agreement;

“FS AF Shares Transferred” has the meaning ascribed to it in Clause 4.2 of this Agreement;

“Initial Period” means a three-year period from the Completion Date;

“Legal Requirements” means all applicable laws and regulations in the Netherlands and any law, ordinance, rule, award, judgment or decree, whether foreign or domestic, and whether national, local or EU;

“Notary” means any civil law notary of NautaDutilh Amsterdam;

“Notice” means the notice sent by the Purchaser to the Seller pursuant to Clause 4.2 of this Agreement informing the Seller that the condition has been satisfied, a form of which is attached as Schedule 2;

“Price” has the meaning ascribed to it in Clause 2.2 of this Agreement;

“Purchaser” means the Foundation during the Initial Period and thereafter AF;

“Put Notice” means the notice sent by the Seller to the Purchaser pursuant to Clause 4.3 of this Agreement informing the Purchaser that it wishes to sell DS KL Shares, a form of which is attached as Schedule 4.3;

“Protocol” means the protocol entered into between the members of the board of the Foundation and AF and KL;

“Sale” has the meaning ascribed to it in Clause 2.1 of this Agreement;

“Security” means, for the purposes of this Agreement, any real or personal security, secondary title, right of retention, retention of title, assignment of debt, subrogation, trust, fiduciary assignment of property or by way of guarantee, floating charges, or any measures of conservation or current proceedings as well as agreement, option, undertaking, offer or other real or personal right or other obligation which has the purpose or effect of restricting in any manner the ownership or the transferability of the relevant asset or right;

“Share Price” means the price per DS KL Share as defined in Clause 2.1 of the Agreement;

“Swift Bank Transfer” means electronic swift payment from bank to bank;

“Total Price” has the meaning ascribed to it in Clause 2.2 of this Agreement.

“Transfer” has the meaning ascribed to it in Clause 3.1 of this Agreement;

“Transfer Dates” has the meaning ascribed to it in Clause 3.1 of this Agreement;

References in this Agreement to clauses are to Clauses of this Agreement, unless otherwise indicated.

The meanings of the defined terms are applicable to both the singular and plural forms thereof.

Any agreement defined or referred to in the above definitions shall include any amendment, modification and supplement thereto and waiver thereof which may become effective from time to time, unless otherwise indicated.

Any term defined by reference to any document shall have the meaning ascribed to it therein whether or not such document is still in effect.

2	PURCHASE AND SALE

2.1	Purchase and Sale

On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase and accept from Seller, in whole or in part as the case may be, the DS KL Shares (the “Sale”). The number of DS KL Shares to be sold and purchased at any given time being calculated as described in Clause 2.2 below.

2.2	Price and number of DS KL Shares

The aggregate purchase price for all DS KL Shares amounts to € 20,000,000 (twenty million euro) (the “Total Price”) representing € 2.2695 (two euro and 26 95/100 cents) per DS KL Share (the “Share Price”). The number of DS KL Shares to be transferred by Seller to Purchaser and the price to be paid on each Transfer Date will be calculated as follows:

•	following the receipt by the State of a Notice and, if relevant, a Confirmation, stating the number of DS KL Shares to be sold by the Dutch State at any given date shall be equal to (i) the number of FS AF Shares Transferred at any given time multiplied by (ii) the Constant. The number of DS KL Shares to be sold as described above for each and any Transfer being referred to as the “Z DS KL Shares”.

•	the price to be paid by the Purchaser in relation to each Transfer of Z DS KL Shares shall be equal to (i) the Z DS KL Shares multiplied by (ii) the Share Price (the amount calculated above being referred to as the “Price”).

3	TRANSFER

3.1	Sale and Transfer

The sale and transfer of any Z DS KL Shares shall take place at the offices of the Notary (or such other place as the Seller and the Purchaser may then agree) no later than three Business Days of the months in which each satisfaction (or waiver) of the Condition set forth in Clause 4 of this Agreement takes place or on the date on which the State serves a Put Notice, whichever is applicable, (each such date a “Transfer Date”). Each sale and transfer of the Z DS KL Shares being referred to as a “Transfer”.

3.2	Deliveries at each Transfer Date

At each Transfer Date, the Seller and the Purchaser shall execute a Deed of Transfer relating to the sale of the Z DS KL Shares to the Purchaser and the transfer of the Z DS KL Shares to the Purchaser.

On each Transfer Date, the Purchaser shall pay the corresponding Price, by way of a Swift Bank Transfer to the Seller’s designated account, the details of which will be provided in advance to the Purchaser or to any other bank account indicated by the Seller to the Purchaser in accordance with Clause 8 below.

3.3	Cooperation

3.3.1	The Parties will, at their own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as may be required from time to time in order to transfer any of the Z DS KL Shares to the Purchaser or as otherwise may be necessary to give full effect to this Agreement.

3.3.2	KLM shall cooperate fully in relation to this Agreement and take all steps necessary or advisable in order to permit the completion of this Agreement as contemplated in this Clause 3, including, without limitation, the acknowledgment of all Transfers and the recording of all Transfers in its shareholders’ register.

3.4	For the purpose hereof, all events mentioned in Clause 3.2 and 3.3.1 above, shall be, and shall be considered to have been, carried out simultaneously so that all said events shall take place and be carried out at the same time.

3.5	Rights attached to the Z DS KL Shares after the Transfer Date

Subject to the completion of the events referred to in Clause 3.2 and 3.3.1 having been duly completed, title and possession of the Z DS KL Shares shall, on a Transfer Date, pass from the Seller to the Purchaser.

3.6	Enforcement

The Seller and the Purchaser acknowledge that the most appropriate compensation for a breach of this Clause 3 or Clause 4 will be specific performance and not an award of damages.

4	CONDITION TO TRANSFERS

4.1	The obligations of the Parties to effect the Transfers are subject to the completion at or prior to Transfer Dates, of each sale, transfer or exchange by the French State of all or parts of its FS AF Shares (the “FS AF Shares Transfer” or the “Condition”).

4.2	The Condition will be deemed satisfied each time upon receipt by the State of (i) a notice (the “Notice”) from AF acknowledging that an FS AF Shares Transfer has occured and stating the number of FS AF Shares sold by the French State at any given time (the “FS AF Shares Transferred”) and/or (ii) if requested by written notice by the State to the French State, a written confirmation from the French State of the FS AF Shares Transferred (a “Confirmation”).

4.3	The State may waive, at its sole discretion, in all or in part the Condition and consequently may decide to effect a Transfer for any number of Z DS KL Shares at any time. In such case, the State shall determine the number of DS KL Shares it is willing to sell and shall send a notice, in the form set out in Schedule 4.3 (a “Put Notice”) to the Purchaser stating the number of DS KL Shares to be sold and transferred. Following the receipt of the Put Notice the Purchaser shall be obliged to purchase and accept the number of DS KL Shares specified in the Put Notice at the Price and the sale and transfer of such shares shall be completed in accordance with Clause 3.

4.4	The State shall be under no obligation to sell any DS KL Shares where the French State has sold, transferred or exchanged FS AF Shares in the period beginning on the the commencement of the Exchange Offer by AF (the “Commencement Date”) and ending on the Completion Date (both dates inclusive).

5	VOTING

The Seller hereby undertakes to vote in favour of the amendment of the articles of association of KL as set out in Schedule 5 (the “Amended KL Articles of Association”) during a general meeting of the shareholders of KLM to be convened for that purpose.

6	FINANCIAL RIGHTS ATTACHED TO THE DS KL SHARES

The Seller shall be entitled to receive and retain all dividends and other distributions in respect of the DS KL Shares except in relation to the DS KL Shares that have been sold to the Purchaser pursuant to the terms of this Agreement, and in respect of DS KL Shares sold to the Purchaser, the Purchaser shall be entitled to receive and retain all dividends and other distributions in respect of such sold shares from the applicable Transfer Date.

7	GUARANTEES AND UNDERTAKINGS

7.1	The Seller hereby guarantees and warrants vis-à-vis the Purchaser that:

7.1.1	the Seller has the capacity and the necessary powers to sign and perform its obligations under and in accordance with the terms and conditions of this Agreement;

7.1.2	entering into this Agreement and completing this Agreement do not and will not breach any term of any agreement to which it is a party, and is not and will not be contrary to any law statute or to any restrictive covenant whatsoever binding on the Seller;

7.1.3	until the Transfer Dates, the Seller will hold the DS KL Shares and renounces to dispose of or to transfer such DS KL Shares to any third party whatsoever and will not pledge, charge, encumber or grant any rights over any of the DS KL Shares but will remain the sole legal owner of the DS KL Shares free from any Security;

7.2	AF and the Foundation hereby guarantee and warrant to the Seller (in respect of itself only) that:

7.2.1	it has the capacity and the necessary powers to sign and perform its obligations under and in accordance with the terms and conditions of this Agreement;

7.2.2	entering into this Agreement and completing this Agreement do not and will not breach any term of any agreement to which it is a party, and is not and will not be contrary to any law statute or to any restrictive covenant whatsoever binding on it.

8	NOTICE

8.1	Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be delivered by hand, or sent by registered mail to the address of the relevant party, or in any other way as long as receipt can be proven.

8.2	Any notice under this Agreement shall conclusively be deemed to have been given or served when received by the party.

8.3	For the purpose of service or notices pursuant to this Agreement, the addresses of the parties are as follows:

Notice to the State

Fax:

Attn.:

Notice to AF

45, rue de Paris

95747 Roissy CDC Cedex

France

Fax: +33 1 41 56 67 19

Attention: Jean-Marc Bardy, Director for legal Affairs

Notice to KLM

Amsterdamseweg 55182 GP Amstelveen

The Netherlands

Fax: +31 20 64 88 100

Attention: Mr. Jan Ernst de Groot, Secretary to the Management Board and General Counsel

9	WAIVERS

All waivers of any rights hereunder must, in order to be valid, be effected and communicated in writing.

10	COST – REGISTRATION

The Parties shall bear their own expenses relating to this Agreement and to the transactions provided for herein, save in relation to the costs of any Deed of Transfer which shall be borne by the Purchaser.

11	SEVERANCES

If any term or provision of this Agreement is held to be invalid, in whole or in part, by any law or regulation, or is declared as such by a final decision of a court of competent jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the remainder of the Agreement shall remain in full force and application.

12	ASSIGNMENT

12.1	The parties shall not assign the rights and obligations resulting from this Agreement without the prior written consent of the other parties to this Agreement.

12.2	The rights and obligations set out herein shall in no way be affected by any merger, de-merger, or contribution of all or part of the assets or liabilities or transfer of business (in full or in part) of KLM.

13	SURVIVAL OF RIGHTS – DUTIES AND OBLIGATIONS

Termination of this Agreement for any reason shall not release a party from any liability which at the time of termination has already accrued to the other party or which thereafter may accrue to the other party in respect of any act or omission prior to such termination.

14	TERMINATION

This Agreement shall automatically terminate if (i) the Exchange Offer is withdrawn by AF or (ii) the Exchange Offer has not been completed by AF by 31st December 2004, but shall otherwise remain in full force and effect until the State no longer holds any DS KL Shares.

15	CONDITION PRECEDENT TO THIS AGREEMENT

The rights and obligations under this Agreement are conditional upon the Completion of the Exchange Offer. If such condition has not been satisfied by 31 December 2004 this Agreement shall terminate on such date (without further notice required) and none of the parties shall have any rights or obligations under this Agreement.

16	GUARANTEE

AF hereby unconditionally and irrevocably guarantees to the State the proper and punctual observance and performance by the Foundation of all the Foundation’s obligations, commitments and undertakings under or pursuant to this Agreement,

17	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

18	DISPUTE RESOLUTION AND ARBITRATION

18.1	In the event a dispute between the Parties arises out or in connection with this Agreement, including any question concerning its validity, termination, interpretation, performance, operation, enforcement or breach, the Parties agree to firstly submit the matter to settlement proceedings (mediation) under the ICC Rules of Optional Conciliation of the International Chamber of Commerce for settlement. Settlement shall be conducted by a sole conciliator appointed in accordance with said rules. The place of settlement shall be Brussels. The conciliation procedure shall be conducted in the English language.

18.2	If the dispute has not been settled pursuant to said rules within 30 Business Days following the filing of a request for conciliation or within such other period as the Parties may agree in writing, such dispute shall be finally settled in accordance with the rules of arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators appointed in accordance with said rules. The place of arbitration shall be Brussels, Belgium. The arbitral procedure shall be conducted in the English language.

18.3	Notwithstanding the foregoing, nothing in Clauses 18.1 and 18.2 shall preclude any Party from applying for injunctive relief summary proceedings (kort geding) before any competent court.

19	Signatories

At the date of execution of this Agreement, the Foundation is not incorporated and will be incorporated, in accordance with the provisions of the Framework Agreement, no later than on Completion Date. Upon such date, the representatives shall duly execute the present Agreement.

Parties acknowledge that the Foundation, when acting as Purchaser, purchases the DS KL Shares on behalf of AF to enable the Foundation to issue depository receipts for such DS KL Shares to AF.

IN WITNESS WHEREOF, this Agreement has been duly signed in accordance hereof in English in four (4) originals, by their duly authorised representatives as of the date first above written.

Air France

/s/    Jean-Cyril Spinetta

Represented by Jean-Cyril Spinetta

The State of the Netherlands

Represented by W. Moerman on behalf of the Minister

of Transport, Public Works and Water Management

/s/    W. Moerman

Represented by F.L. Bussink on behalf of the Minister of Finance

/s/     F.L. Bussink

Koninklijke Luchtvaart Maatschappij N.V.

/s/    L. M Van Wijk

Represented by L. M Van Wijk

/s/     R.A. Ruijter

Represented by R.A. Ruijter

Stichting Administratiekantoor KLM

Represented by              and

Schedule 2

Form of Notice

To:	the State of the Netherlands

[Date]

Dear Sirs,

We Air France refer to the Agreement dated 16 October 2003 and entered into between, among others, the State of the Netherlands and Air France and to the conditional share purchase of the DS KL Shares (as this term is defined in the Agreement).

We hereby give notice under and pursuant to Clause 4.3 of the Agreement that the French State has sold/transferred/exchanged on the [•], [•/number of Shares] FS AF Shares (as this term is defined in the Agreement).

You shall thus execute the Deed of Transfer and the [relevant number to be inserted] DS KL Shares shall be delivered to the Purchaser (as such term is defined in the Agreement) within three Business Days (as this term is defined in the Agreement) as of the date on which you receive the present Notice.

Yours faithfully,

For and on behalf of

Air France

[•]

Copy:

- [Mr/Ms./Mrs.] [                    ], Koninklijke Luchtvaart Maatschappij N.V., [                    ]; and

[- [Mr/Ms./Mrs.] [                    ], Stitching Administratiekantoor KLM,, [                    ]

Schedule 4.3

Form of Put Notice

To:	[Air France][Stichting Administratiekantoor KLM]

[Date]

Dear Sirs,

We, the State of the Netherlands, refer to the Agreement dated 16 October 2003 and entered into between, among others, the State of the Netherlands and Air France and to the conditional share purchase of the DS KL Shares (as this term is defined in the Agreement).

We hereby give you notice under and pursuant to Clause 4.3 of the Agreement that we wish to sell and transfer to you [insert number] DS KL Shares. Based on the formula contained in the Agreement the Price (as this term is defined in the Agreement) is euro [insert amount].

You shall thus execute the Deed of Transfer (as this term is defined in the Agreement) and transfer the Price to [insert bank account details] within 3 Business Days (as this term is defined in the Agreement) of the date on which you receive this notice.

Yours faithfully,

For and on behalf of

The State of the Netherland

[•]

Copy:

- [Mr/Ms./Mrs.] [            ], Koninklijke Luchtvaart Maatschappij N.V., [            ]; and

[- [Mr/Ms./Mrs.] [            ], Stichting Administratiekantoor KLM,, [            ]

[- [Mr/Ms./Mrs.] [            ], Air France,, [            ]